Exhibit 10.7

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [●], is made by and among Cartiga Holdings, Inc., a Delaware corporation (the “Company”), Cartiga, LLC, a Delaware limited liability company (“OpCo”), and the stockholders that are or become signatories hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholders beneficially own or pursuant to the Exchange Agreement have the right to exchange into greater than a majority of the outstanding Company Shares (as defined below);

WHEREAS, in connection with the consummation of the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 22, 2025 (the “Business Combination Agreement”), by and among OpCo, Alchemy Investments Acquisition Corp 1, the Company, Alchemy Merger Sub, LLC and Halle Benett, as the sellers’ representative, subject to the terms and conditions herein, the Stockholders and the Company desire to enter into this Agreement to provide for certain rights and obligations of the Stockholders and the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affected Stockholder” has the meaning set forth in Section 5.07.

“Affiliate” means (a) with respect to Melodeon, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (b) with respect to ASRS, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (c) with respect to any other Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. It being understood and agreed that, for purposes hereof, (i) Melodeon shall be deemed to be an Affiliate of each Melodeon Fund and ASRS shall be deemed to be an Affiliate of the ASRS Fund, (ii) neither the Company nor any subsidiary of the Company shall be deemed to be an Affiliate of any Stockholder, and (iii) except as set forth in clause (i) above, no Stockholder shall be deemed to be an Affiliate of any other Stockholder.

“Agreement” has the meaning set forth in the preamble.

“Arizona Alternative Business Structure” means a business entity authorized under the Arizona Supreme Court’s Alternative Business Structure program, pursuant to Supreme Court Rules 31 and 31.1(c), that includes one or more nonlawyers who have an economic interest in, or decision-making authority over, the entity and that provides legal services in the State of Arizona.

“ASRS” means the Arizona State Retirement System.

“ASRS Directors” has the meaning set forth in Section 3.01(b).

“ASRS Fund” means Melodeon Arizona LBS Fund LP and any Affiliates of the foregoing to whom Company Shares are Transferred by a Stockholder after the Business Combination Date in accordance with this Agreement.

“Bankruptcy” means for purposes of this Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency Law, or the entry of an order, judgment or decree by a court of competent jurisdiction of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties and other assets or, if within 90 days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such case or action shall not have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within 90 days after the judicial appointment, without the consent or acquiescence of such Person, of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties and other assets or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due..

“Board of Directors” means the board of directors of the Company.

“Business Combination” has the meaning set forth in the recitals.

“Business Combination Date” means the date on which the Business Combination is consummated.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Business Lines” means the Company’s core business lines comprising (i) Consumer Pre-Settlement Advances, (ii) Law Firm Lending and Receivables Financing, (iii) Litigation and Legal Receivables Asset-Based Lending, (iv) operating an Arizona Alternative Business Structure, and (v) managing or co-managing one or more asset management funds.

“Company” has the meaning set forth in the preamble.

“Company Sale” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of persons obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of or economic rights or interests in the Company, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then-outstanding voting securities of the Person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of the Company to any Person.

“Company Shares” means all classes of common stock of the Company, par value $0.0001 per share, and any and all securities of any kind whatsoever of the Company that may be issued by the Company after the date hereof in respect of, in exchange for, or in substitution of, Company Shares, pursuant to any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

“Consumer Pre-Settlement Advances” means advances made to individual plaintiffs engaged in litigation and contractually repayable from the expected settlement proceeds of the underlying litigation claim.

“Cure Period” has the meaning set forth in Section 3.01(f).

“Debt-to-Equity Ratio” means the ratio of (a) the aggregate amount of indebtedness of the Company and its subsidiaries, exclusive of non-recourse securitizations to (b) stockholders’ equity of the Company and its subsidiaries, as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, in each case calculated in accordance with U.S. GAAP and as adjusted by the Board of Directors in good faith to reflect any events, circumstances or occurrences subsequent to the last day of such fiscal quarter.

“Defaulting Stockholder” has the meaning set forth in Section 3.01(f).

“Designated Director” means any Director designated by a Melodeon or ASRS pursuant to the terms of this Agreement.

“Director” means a member of the Board of Directors.

“Exchange Agreement” means the Exchange Agreement, dated as of [●], among the Company, OpCo and the holders of equity interests in OpCo party thereto, as amended from time to time.

“Governing Documents” means the second amended and restated certificate of incorporation of the Company, as amended or modified from time to time, and the second amended and restated bylaws of the Company, as amended or modified from time to time.

“Incentive Plan” means an equity incentive plan that provides for grant of awards to management, employees and other service providers of the Company, OpCo and its subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on the Company Shares.

“Indemnified Liabilities” has the meaning set forth in Section 5.17.

“Indemnified Parties” has the meaning set forth in Section 5.17.

“independent director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board of Directors and as of any other date on which the determination is being made, as an “independent director” pursuant to SEC rules and applicable listing standards of the national securities exchange upon which the Company is then listed or admitted for trading (or if not so listed based on the listing standards of the Nasdaq Stock Market), as determined by the Board of Directors.

“Law Firm Lending and Receivables Financing” means loans and advances made to law firms.

“Litigation and Legal Receivables Asset-Based Lending”: Means loans and advances secured by legal fundings, legal claims and related fees and other receivables, including those secured by contingent fee receivables related to existing class action lawsuits; provided that the Company shall not be engaged in the business of lending or financing in connection with securities litigation class action lawsuits or marketing efforts to aggregate class members in anticipation of a class action lawsuit.

“Melodeon” means Melodeon LBS GP, LLC and any Affiliates of the foregoing to whom Company Shares are Transferred by a Stockholder after the Business Combination Date in accordance with this Agreement.

“Melodeon Funds” means the ASRS Fund, Melodeon LBS DE III Fund LP, Melodeon LBS Holdco2 LP, Melodeon LBS Legacy Owners Fund LP and any Affiliates of the foregoing to whom Company Shares are Transferred by a Stockholder after the Business Combination Date in accordance with this Agreement

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and by the Governing Documents) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the Governing Documents, (iii) causing Directors (to the extent such Directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such Directors may have as Directors) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result; provided that, nothing in this definition or Agreement shall require Directors to act other than in accordance with their fiduciary duties.

“Net Asset Value” means the total assets of the Company and its subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, minus, without duplication, the aggregate liabilities of the Company and its subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, in each case calculated in accordance with U.S. GAAP and as adjusted by the Board of Directors in good faith to reflect any events, circumstances or occurrences subsequent to the last day of such fiscal quarter.

“OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo entered into in connection with the closing of the Business Combination.

“Party” means the Company and the Stockholders party to this Agreement, including any Permitted Transferee who becomes a Party pursuant to Section 4.01.

“Permitted Transferee” means in the case of any Stockholder, an Affiliate of such Stockholder.

“Person” means an individual, partnership, limited liability company, corporation, trust, other entity, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Proxy Holder” has the meaning set forth in Section 3.01(f).

“Registered Public Offering” means an underwritten offering of the Company’s common stock to the public pursuant to a registration statement under the Securities Act filed with and declared effective by the Securities and Exchange Commission, other than pursuant to an employee benefit plan or a dividend or interest reinvestment plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Stockholder” and “Stockholders” have the meaning set forth in the preamble.

“Stockholder Majority” means the consent or approval of the Stockholders (including, if applicable, the Stockholder(s) requesting a consent or approval) then beneficially owning, or with the right to exchange under the Exchange Agreement into, a majority of the Company Shares then owned by all of the Stockholders.

“Transfer” means (a) a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Company Shares, or any legal or beneficial interest therein, including the grant of an option or other right or the grant of any interest that would result in a Stockholder no longer having the power to vote, or cause to be voted, such Stockholder’s Company Shares, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law or (b) any agreement to take or commit to any of the foregoing actions; and “Transferred,” “Transferee,” “Transferor,” and “Transferability” shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder, or direct or indirect parent thereof, all or substantially all of whose assets are, directly or indirectly, Company Shares shall constitute a “Transfer” of Company Shares for purposes of this Agreement. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder, or direct or indirect parent thereof, which has substantial assets in addition to Company Shares shall not constitute a “Transfer” of Company Shares for purposes of this Agreement.

Section 1.02. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

Article 2
Representations and Warranties

Each of the Parties hereby represents and warrants, solely with respect to itself, to each other Party that:

Section 2.01. Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

Section 2.02. Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party, except, in the case of clause (b), as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Section 2.03. Consents. Other than as has already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with the execution, delivery or performance of this Agreement, except in each case, as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Article 3
Governance

Section 3.01. Board of Directors.

(a) From and after the date of this Agreement, Melodeon shall have the right, but not the obligation, to nominate (a) three designees to the Board of Directors (one of whom shall be the Chief Executive Officer of the Company) so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to at least 60% of the then outstanding Company Shares, (b) two designees to the Board of Directors (one of whom shall be the Chief Executive Officer of the Company) so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to (x) less than 60% of the then outstanding Company Shares and (y) at least 40% of the then outstanding Company Shares, and (c) one designee to the Board of Directors (who shall be the Chief Executive Officer of the Company) so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to (x) less than 40% of the then outstanding Company Shares and (y) at least 15% of the then outstanding Company Shares. If the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to less than 15% of the then outstanding Company Shares, Melodeon shall not have the right pursuant to this Section 3.01(a) to nominate any designees to be elected to the Board of Directors. In the event that Melodeon has not nominated the designees that Melodeon is entitled to nominate pursuant to this Section 3.01(a), Melodeon shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Stockholders shall take, or cause to be taken, all Necessary Action to (A) increase the size of the Board of Directors as required to enable Melodeon to so nominate such additional designees and (B) appoint such additional designees nominated by Melodeon to such newly created directorships. Melodeon shall have the right to designate a replacement director in the event of the death, disability, retirement, removal or resignation of a Melodeon Director; provided that the election or appointment of such director to the Board of Directors would not result in a number of Melodeon Directors in excess of the number of directors that Melodeon is then entitled to designate for membership on the Board of Directors pursuant to this Section 3.01.

(b) From and after the date of this Agreement, ASRS shall have the right, but not the obligation, to nominate (a) two designees to the Board of Directors so long as the ASRS Fund beneficially owns, directly or indirectly, in the aggregate a number of Company Shares equal to at least 50% of the then outstanding Company Shares, and (b) one designee to the Board of Directors so long as the ASRS Fund beneficially owns, directly or indirectly, in the aggregate a number of Company Shares equal to (x) less than 50% of the then outstanding Company Shares and (y) at least 25% of the then outstanding Company Shares. If the ASRS Fund beneficially owns, directly or indirectly, in the aggregate a number of Company Shares equal to less than 25% of the then outstanding Company Shares, ASRS shall not have the right pursuant to this Section 3.01(b) to nominate any designees to be elected to the Board of Directors. In the event that ASRS has not nominated the designees that ASRS is entitled to nominate pursuant to this Section 3.01(b), ASRS shall have the right, at any time, to nominate such designee, in which case, the Stockholders shall take, or cause to be taken, all Necessary Action to (A) increase the size of the Board of Directors as required to enable ASRS to so nominate such designee and (B) appoint such designee nominated by ASRS to such newly created directorship. All such members of the Board of Directors nominated by ASRS pursuant to this Section 3.01(b) are referred to as the “ASRS Directors.” ASRS shall have the right to designate one representative to serve on each committee of the Board of Directors, subject to applicable independence requirements and listing standards. Any ASRS Director who is not an employee of ASRS shall be compensated in accordance with the Company’s policies applicable to independent directors. ASRS Directors who are employees of ASRS shall not be entitled to compensation from the Company for their service as directors. ASRS shall have the right to designate a replacement director in the event of the death, disability, retirement, removal or resignation of an ASRS Director, provided that the election or appointment of such director to the Board of Directors would not result in a number of ASRS Directors in excess of the number of directors that ASRS is then entitled to designate for membership on the Board of Directors pursuant to this Section 3.01.

(c) From and after the date of this Agreement, and for so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to at least 75% of the then outstanding Company Shares, Melodeon and ASRS shall have the right, but not the obligation, to jointly nominate one designee to the Board of Directors, who shall qualify as an independent director. In the event of the death, disability, retirement, removal or resignation of a director designated pursuant to this Section 3.01(c), Melodeon and ASRS shall have the right to jointly designate a replacement director.

(d) Each of the Stockholders shall take all Necessary Action to cause the Board of Directors to be constituted as set forth in this Section 3.01 (including voting or consenting to elect or remove Melodeon’s and ASRS’ designees and filling any vacancies created by reason of death, disability, retirement, removal or resignation of Melodeon’s or ASRS’ designees with a new designee of Melodeon or ASRS, as applicable) and shall vote all of such Stockholder’s Company Shares in favor of the election of the persons designated pursuant to this Section 3.01 to the Board of Directors; provided, however, that in no event shall any Director be obligated to resign intra-term as a result of a change in Melodeon’s or ASRS’ ownership. The Company agrees to use its best efforts to include in the slate of nominees recommended by the Board of Directors those persons designated pursuant to this Section 3.01 and to use its best efforts to cause the election or appointment of each such designee to the Board of Directors, including nominating such designees to be elected as Directors.

(e) The Company shall reimburse the Designated Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof.

(f) Solely for purposes of this Section 3.01, and in order to secure the performance of each Stockholder’s obligations under this Section 3.01, each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Proxy Holder (as defined below) the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Company Shares as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Company Shares in accordance with the terms of this Section 3.01 (each such Stockholder, a “Defaulting Stockholder”). Each Defaulting Stockholder shall have five Business Days from the date of a request for such vote or written consent (the “Cure Period”) to cure such failure. If after the Cure Period the Defaulting Stockholder has not cured such failure, any Stockholder whose designees to the Board of Directors were required to be approved or removed by the Defaulting Stockholder pursuant to this Section 3.01 but were not approved or removed by the Defaulting Stockholder, shall have, and is hereby irrevocably granted, a proxy to vote or provide a written consent with respect to each such Defaulting Stockholder’s Company Shares for the purposes of taking the actions required by this Section 3.01 (such Stockholder, a “Proxy Holder”), and of removing from office any Directors elected to the Board of Directors in lieu of the designees of the Proxy Holder who should have been elected pursuant to this Section 3.01. Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters set forth in this Section 3.01 with respect to the Company Shares owned by such Stockholder. Notwithstanding the foregoing, the power of attorney and proxy granted by this Section 3.01 shall be deemed to be revoked upon the termination of this Agreement in accordance with its terms.

(g) (i) To the extent that the number of Directors that Melodeon is entitled to designate pursuant to this Section 3.01 is reduced as a result of the aggregate number of Company Shares beneficially owned by the Melodeon Funds falling below the thresholds specified in Section 3.01(a), Melodeon shall cause the required number of Melodeon Directors to promptly resign from the Board of Directors and any vacancies resulting from such resignation shall be filled by the Board of Directors in accordance with the Governing Documents then in effect.

(ii) To the extent that the number of Directors that ASRS is entitled to designate pursuant to this Section 3.01 is reduced as a result of the aggregate number of Company Shares beneficially owned by ASRS falling below the thresholds specified in Section 3.01(b), ASRS shall cause the required number of ASRS Directors to promptly resign from the Board of Directors and any vacancies resulting from such resignation shall be filled by the Board of Directors in accordance with the Governing Documents then in effect.

(h) At any time when the Company is not a “controlled company” under applicable stock exchange listing standards, Melodeon and ASRS shall ensure that the independence status of their designees to the Board of Directors will enable the Company to meet the listing standards requiring that a majority of the Board of Directors be “independent” under such listing standards.

(i) Notwithstanding the nomination rights set forth in this Section 3.01, the rights of Melodeon and ASRS to nominate Directors shall be adjusted as necessary to comply with applicable listing standards.

Section 3.02. Actions that Require Approval of the ASRS Directors. In addition to any other approval required by the Governing Documents or by applicable Law, and until such time as ASRS no longer beneficially owns, directly or indirectly, at least 25% of the then outstanding Company Shares, approval of the ASRS Directors shall be required for the Company or any of its subsidiaries to take any of the following actions, and the Company and its subsidiaries shall not take any of the following actions without approval of the ASRS Directors. If there is only one ASRS Director, then the approval of such Director shall be required. If there are two ASRS Directors and one is an employee of ASRS while the other is not, then only the ASRS Director who is an employee shall be required to approve. If neither ASRS Director is an employee of ASRS, then both ASRS Directors must approve.

(a)            Acquisitions by the Company, whether in a single transaction or series of related transactions, requiring an investment in the equity of the acquired company in excess of 9.9% of the pre-acquisition Net Asset Value of the Company.

(b)            Entry into joint ventures, whether in a single transaction or series of related transactions, requiring an investment by the Company in the equity of the joint venture in excess of 9.9% of the pre-investment Net Asset Value of the Company.

(c)            The first Registered Public Offering after the closing of the Business Combination.

(d)            A Company Sale.

(e)            Any material divestitures or asset sales, whether in a single transaction or series of related transactions, where the Company’s equity in such assets exceeds 9.9% of the pre-divestitures Net Asset Value of the Company, excluding, for purposes of the liabilities used for determining Net Asset Value of the Company, financing transactions such as securitizations.

(f)            Any issuance of securities by the Company in a transaction exempt from registration under the Securities Act (excluding senior debt financings) and entry into material revenue sharing agreements in the revenue generated by the Company; provided that the following equity issuances only require the approval of the Board of Directors (or of the Compensation Committee of the Board of Directors in the case of (B) below):

a.	equity issuances to sellers in connection with acquisitions by the Company that do not require the consent of the ASRS Directors pursuant to Section 3.02(a); and

b.	equity grants pursuant to the Incentive Plan to, as applicable, the Company’s officers, employees, managers, and other personnel unaffiliated with Melodeon.

(g)            Borrowings that would result in a leverage level exceeding a Debt-to-Equity Ratio of 3.5:1x (other than refinancing of existing borrowings that do not increase the total liabilities of the Company).

(h)            Initiating a Bankruptcy.

(i)            (A) Changes in a tax election of OpCo that would cause OpCo to be classified as an association taxable as a corporation or treated as a “publicly-traded partnership” taxable as a corporation for U.S. federal tax purposes; and (B) OpCo making or changing any tax elections or adopting or changing any tax or accounting policy that would have a disproportionate and materially adverse effect on the ASRS Fund.

(j)            Redeeming or repurchasing any OpCo equity interest other than (A) in accordance with the underlying terms of such interests, (B) in accordance with agreements entered into at the time of issuance of such interests including, without limitation, the Business Combination Agreement, or (C) for a price exceeding the fair market value of such interests at the time of redemption or repurchase.

(k)            Any distribution of cash, securities, or other assets to the shareholders of the Company that is not made pro rata to all classes of the Company’s capital stock then outstanding.

(l)            Changes to the Company’s Business Lines.

(m)            Increasing the maximum number of Company Share awards authorized under an Incentive Plan.

(n)            Settlement by the Company Representative (as defined in the OpCo LLC Agreement) pursuant to Section 11.02(f) of the OpCo LLC Agreement of any issue raised in a tax audit which primarily affects direct or indirect tax-exempt Feeder Partners (as defined in the OpCo LLC Agreement). In connection therewith, and for so long as the ASRS Directors have the foregoing consent right, the Company Representative will consult with the ASRS Directors through the course of the audit. For the avoidance of doubt, an issue raised on a tax audit will not be considered to affect Feeder Partners that are tax-exempt to the extent that it would not be reasonably expected to (i) affect such Feeder Partners’ liability for or with respect to taxes (including, for the avoidance of doubt, liability for penalties and/or interest with respect to taxes), (ii) adversely affect such Feeder Partners’ tax reporting or filing obligations (provided, that an obligation of a Feeder Partner to provide to the applicable Feeder Vehicle (as defined in the OpCo LLC Agreement) and/or any applicable taxing authority an appropriate certification as to its tax status for applicable tax purposes (including an IRS Form W-8 or W-9, as applicable, or any similar or successor form) shall not be construed as a tax reporting or filing obligation), or (iii) otherwise adversely affect such Feeder Partners, as determined in good faith by the Company Representative.

Section 3.03. Information.

(a) The Company and the Stockholders agree that the Directors designated by Melodeon and ASRS may share confidential, non-public information about the Company with Melodeon, ASRS and their respective Affiliates, provided that such Parties agree to keep such information confidential (except as may be required by law or applicable listing standards then in effect) and agree to comply with all applicable securities laws in connection therewith.

Article 4
Transfers of Shares

Section 4.01. Rights and Obligations of Affiliate Stockholders. Any Transfer of Company Shares to any Affiliate of a Stockholder shall be permitted hereunder only if such Affiliate agrees in writing that it shall, upon such Transfer, assume with respect to such Company Shares the transferor’s obligations under this Agreement and become a Party for such purpose and be treated as a Stockholder for all purposes of this Agreement, and become a party to any other applicable agreement or instrument executed and delivered by such transferor in respect of the Company Shares.

Article 5
General Provisions

Section 5.01. Further Assurances. The Parties shall take all Necessary Action in order to give full effect to this Agreement and every provision hereof. Each of the Company and the Stockholders shall take or cause to be taken all lawful action necessary to ensure at all times that the Company’s Governing Documents are not at any time inconsistent with the provisions of this Agreement. In addition, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 5.02. Assignment; Benefit. The rights and obligations hereunder shall not be assigned without the prior written consent of the Company and the Stockholder Majority, except (i) in connection with a Transfer of Company Shares to an Affiliate in compliance with Article 4, (ii) in connection with the Transfer of all Company Shares held by Melodeon or ASRS to a third party or (iii) in connection with a Transfer of Company Shares representing more than 50.1% of the total outstanding shares of the Company’s capital stock. Any assignment of rights or obligations in violation of this Section 5.02 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 5.03. Termination. This Agreement shall terminate on the first day that none of the Stockholders has the right to nominate a Director pursuant to Section 3.01; provided that termination of this Agreement shall not relieve any Party for liability for any breach of this Agreement prior to such termination.

Section 5.04. Subsequent Acquisition of Shares; Other Activities. Any Company Shares acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

Section 5.05. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 5.06. Entire Agreement. This Agreement, the Governing Documents and the other agreements referenced herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

Section 5.07. Amendment. This Agreement may not be amended, modified, supplemented, waived or terminated (other than pursuant to Section 5.03) except with the written consent of the Stockholder Majority; provided that, (1) any amendment, modification, supplement or waiver to Article 3 hereof, or any corresponding definitions in Article 1 hereof, shall require the written consent of Melodeon and ASRS; and (2) any amendment, modification, supplement, waiver or termination that (a) materially and adversely affects the rights of any Stockholder under this Agreement disproportionately vis-à-vis any other Stockholder (each an “Affected Stockholder”) will require both (i) the written consent of the Stockholder Majority and (ii) the written consent of Affected Stockholders holding a majority of the then outstanding Company Shares then held by all Affected Stockholders and (b) adversely affects the rights of the Company under this Agreement, imposes additional obligations on the Company, or amends or modifies Section 3.01, Article 5, and any corresponding definitions in Article 1, will require both (i) the written consent of the Stockholder Majority and (ii) the written consent of the Company with the approval of a majority of the independent directors of the Company.

Section 5.08. Waiver. Except as set forth in Section 5.07, no waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the Party against whom such waiver is claimed. Waiver by any Party of any breach or default by any other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party to assert its or his or her rights hereunder on any occasion or series of occasions.

Section 5.09. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 5.10. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the Company, Melodeon and ASRS at the address set forth below:

(a) if to the Company, to:

Cartiga Holdings, Inc.

400 Park Avenue, 12th Floor

New York, NY 10022

Attention: General Counsel

Email: legaldepartment@cartiga.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.

Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com with a copy to Melodeon and ASRS at the address listed below.

If to Melodeon, to:

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

If to ASRS, to:

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

Section 5.11. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

Section 5.12. Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware. Each Party hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.10 shall be effective service of process for any suit or proceeding in connection with this Agreement.

Section 5.13. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.13 with any court as written evidence of the consent of any of the Parties to the waiver of their rights to trial by jury.

Section 5.14. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

Section 5.15. Adjustments. All references in this Agreement to Company Shares shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 5.16. No Third-Party Beneficiaries. Except as specifically provided in Section 5.02 and as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties, any rights or remedies hereunder.

Section 5.17. Indemnification. The Company will indemnify, exonerate and hold the Stockholders and each of their respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and other out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, or claim arising directly or indirectly out of such Stockholder’s or its other Indemnified Party’s actual, alleged or deemed control or ability to influence the Company or any of its subsidiaries or the actual or alleged act or omission of such Stockholder’s Director nominee(s) including for any alleged act or omission arising out of or in connection with the Business Combination (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified Party or other related Persons); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instruction to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Governing Documents of the Company or constitutive documents of any of its subsidiaries and shall extend to such Indemnified Party’s successors and assigns. Each of the Indemnified Parties shall be a third-party beneficiary of the rights conferred to such Indemnified Party in this Section 5.17.

* * *

IN WITNESS WHEREOF, the parties set forth below have duly executed this Agreement as of the day and year first above written.

CARTIGA HOLDINGS, INC.

By:
Name:
Title:

CARTIGA, LLC

By:
	Name:	Sam Wathen
	Title:	President and Chief Executive Officer

[Signature Page to Shareholders Agreement]

MELODEON LBS GP, LLC

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings CP, LLC, its managing member

By:
Name:	Halle Benett
Title:	Authorized Person

[Signature Page to Shareholders Agreement]

MELODEON ARIZONA LBS FUND LP

By: Melodeon LBS GP, LLC, its General Partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings CP, LLC, its managing member

By:
Name:	Halle Benett
Title:	Authorized Person

MELODEON LBS DE III FUND LP

By: Melodeon LBS GP, LLC, its General Partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings CP, LLC, its managing member

By:
Name:	Halle Benett
Title:	Authorized Person

MELODEON LBS HOLDCO2 LP

By: Melodeon LBS GP, LLC, its General Partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings CP, LLC, its managing member

By:
Name:	Halle Benett
Title:	Authorized Person

[Signature Page to Shareholders Agreement]

MELODEON LBS LEGACY OWNERS FUND LP

By: Melodeon LBS GP, LLC, its General Partner

By: Melodeon Capital Holdco, LLC, its sole member

By: Melodeon Capital Holdings CP, LLC, its managing member

By:
Name:	Halle Benett
Title:	Authorized Person

[Signature Page to Shareholders Agreement]

ARIZONA STATE RETIREMENT SYSTEM

By:
Name:
Title:

[Signature Page to Shareholders Agreement]